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                                                                   EXHIBIT 10(x)

                              EMPLOYMENT AGREEMENT

         AGREEMENT between The MONY Group Inc., a company organized under the laws of the State of Delaware (the "MONY"), The Advest Group, Inc., a Delaware corporation (the "Company") and Grant W. Kurtz (the "Executive"), dated as of August 23, 2000 (the "Agreement Date").

         To insure continuity of the senior management team the Company, the parties wish to record in this Agreement terms which provide the Executive with contractual rights to compensation and benefits.

         The Company and the Executive agree as follows:

         1. OPERATION AND TERM OF AGREEMENT

         This Agreement shall be effective as of the date of the consummation of the transactions (the "Merger Date") contemplated under the Agreement and Plan of Merger, dated August 23, 2000, by and among MONY, MONY Acquisition Corp. and the Company (the "Merger Agreement"), and shall continue until the Expiration Date. The Expiration Date shall initially be the fifth anniversary of the Merger Date, but commencing on such fifth anniversary, and each such anniversary date thereafter, the Expiration Date shall automatically be extended by one additional year unless, not later than 90 days prior to such anniversary date, one of the parties provides notice to the other that it will not extend the Expiration Date. Notwithstanding the foregoing, the provisions of Section 4 hereof shall be effective on the Agreement Date and shall remain in effect for the periods specified therein.

         2. CERTAIN DEFINITIONS

                  (A) PERIOD OF EMPLOYMENT. Commences on the Merger Date and ends on the Expiration Date or the Termination Date, whichever is earlier.

                  (B) TERMINATION DATE. The date which the Executive's employment with the Company ceases.

         3. EXECUTIVE'S RESPONSIBILITIES

                  (A) POSITION, DUTIES, RESPONSIBILITIES. The Executive shall be an employee of the Company and shall serve in the position of Chief Executive Officer of the Company. The Executive shall perform all of the duties and responsibilities normally performed and pertinent to the office of the Chief Executive Officer of the Company, reporting to and under the direction of the Chief Executive Officer of MONY. Other than with respect to reporting relationships, the Executive shall have substantially similar
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                           authority, duties and responsibilities as the
                           Executive has immediately prior the Merger Date. The Executive shall have the authority to administer the bonus arrangements applicable to Company employees, subject to the reasonable approval of the Human Resources Committee of the Board of Directors of MONY Life Insurance Company ("MONY Life") (or such other entity or person designated by such committee). The Company's principal offices shall be located in Hartford, Connecticut.

                  (B) BEST EFFORTS. The Executive shall devote substantially all of his working time, best efforts, and undivided attention to the Company's affairs, except for reasonable vacations or illness or incapacity.

         4.       RESTRICTIVE COVENANTS

                  (A) NON-COMPETITION. During the period commencing on the Merger Date through the Termination Date and for the one-year period immediately following the Termination Date, unless the Executive is terminated by MONY or the Company without Cause or the Executive terminates employment for Good Reason, the Executive shall not, directly or indirectly, in any capacity, engage in any business in Hartford, Connecticut which is substantially competitive with the business then actively conducted by the Company; provided that the foregoing shall not preclude the Executive from owning stock comprising less than 5% of the stock of a public company.

                  (B) NONDISCLOSURE. The Executive shall not make use of, disclose, divulge, or make accessible to any third party any information of a confidential nature about the Company, MONY or any of their respective affiliates known to the Executive in the course of his employment until such information has come into the public domain.

                  (C) SPECIFIC PERFORMANCE AND INJUNCTIVE RELIEF. The Executive agrees that the Company will suffer irreparable injury if the provisions of this Section 4 are not honored, that damages resulting from such injury will be incapable of being precisely measured, and that the Company will not have any adequate remedy at law to redress the harm which such violation shall cause. Accordingly, the Executive agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity, in respect of any failure, or threatened failure, on the part of the Executive to comply with the provisions of this
                           Section 4, including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Agreement by the Executive.


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         5.       COMPENSATION, PERQUISITES AND EMPLOYEE BENEFITS

                  (A) BASE COMPENSATION. The Executive shall receive annual base compensation from the Company at a rate not less than $450,000. In no event shall the Executive's base compensation be less than the base compensation provided herein, or any amount to which base compensation is thereafter increased.

                  (B) BONUS AND INCENTIVE COMPENSATION. During the Period of Employment, the Executive shall be entitled to continue to participate in the Company's current Management Incentive Plan or any successor program thereto (the "MIP") which will provide bonus opportunities substantially similar to those provided immediately prior to the Merger Date and will receive a percentage of the MIP awards consistent with the percentage of the MIP awards made to the Executive immediately prior to the Merger Date. The Executive shall also be eligible to receive a bonus payment equal to no less than 10% of the bonus pool established pursuant to the Management Incentive Plan established pursuant to the Merger Agreement (the "Merger MIP"), in accordance with the terms of such plan.

                  (C) EQUITY AWARDS. Effective as of the Merger Date, the Executive shall be granted 2,000 Performance Share Units (as such term is defined in the MONY Life Long Term Performance Share Plan) in accordance with the terms of such plan.

                  (D) PERQUISITES. During the Period of Employment, the Executive shall be entitled to perquisites and fringe benefits from the Company equivalent to those generally available to officers of his rank at MONY Life.

                  (E) EMPLOYEE BENEFITS. The Executive shall be entitled to all employee benefit plans and programs in effect for senior executive officers at the Company during the Period of Employment ("Benefit Plans"), in accordance with the terms of the Benefit Plans, with such changes as may from time to time be made in accordance with the Company's practices.

                  (F) RETIREE MEDICAL. The Executive shall be entitled to receive from the Company retiree medical coverage substantially identical to coverage in effect for senior executive officers at MONY Life, consistent with the terms of such coverage and such changes as may from time to time be made in accordance with MONY Life's practices. The Executive's service with the Company prior to the Merger Date shall be recognized for all purposes under the applicable retiree medical coverage.

                  (G) SERP. In addition to other pension benefits to which he may be entitled, the Executive shall be entitled to receive from the Company supplemental retirement benefits for a ten year period following the Termination Date in


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                           an amount equal to $200,000 per annum. Such amounts
                           shall be payable from the general assets of the Company.

                  (H) SPLIT DOLLAR LIFE INSURANCE. The Company shall purchase a split dollar life insurance policy on behalf of the Executive comparable to the split dollar insurance policies in effect for senior executives of MONY Life. The Executive shall be obligated to pay his premiums for such policy to the extent senior executive officers of MONY Life make such payments.

         6.       DEATH

         If the Executive should die during the Period of Employment, his employment shall be deemed to have ceased on the last day of the month in which death shall have occurred.

         7.       TERMINATION

                  (A) CAUSE. The Company shall have the right at any time to terminate the Executive's employment with the Company. The termination shall be deemed to be for "Cause" only if such termination shall be the result of willful misconduct, gross negligence, the conviction of Executive of a criminal offense for violation of the securities laws or involving moral turpitude, or a determination by the Board of Directors of MONY (the "Board") that (i) Executive has or is engaged in the securities industry in any capacity, including as an employee or consultant, that the Board has determined to be materially detrimental to the Company or its business, and Executive has not provided the Board with adequate assurance that he will refrain therefrom after written request from the Board, or (ii) Executive has breached his obligations under Section 4 and Section 13.

                  (B) GOOD REASON. The Executive shall have the right at any time to terminate the Executive's employment with the Company. The termination shall be deemed to be for "Good Reason" only if such termination shall be the result of:

                           (i) a material reduction in the Executive's annual base compensation in effect on the Agreement Date or as such level may be increased from time to time; the failure by the Company to continue the Executive's participation in the MIP or Benefit Plans as provided in Section 5; provided that Good Reason shall not include a reduction in the benefits under the Benefit Plans that is the result of (a) a program of reduction that is generally applicable to officers of the Company or to participants in such plans or
                                    (b) any discretionary determination
                                    permitted under the terms of the Benefit
                                    Plans;


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                           (ii)     the Company's requiring, without the written
                                    consent of the Executive, that the Executive be based at any office or location more than 30 miles from his regular place of business as of the Agreement Date;

                           (iii) a material adverse alteration in the Executive's position, powers, authority, duties, or responsibilities, or removal, during the Period of Employment, of the Executive from the office he held as of the Agreement Date;

                           (iv) the sale of all or substantially all of the assets of the Company, or the sale of at least 40% of the stock of the Company (other than a sale to any affiliate of MONY);

                           (v) Executive not being provided with the same authority and responsibility he had prior to the Merger Date, or the Board of Directors or the Chief Executive Officer of MONY or MONY Life usurping that authority or responsibility; or

                           (vi) the purchase by MONY of another broker dealer (a) of equal or greater revenues or
                                    (b) without the Executive's written consent, which consent shall not be unreasonably withheld, of lesser revenues.

                  (C) DISABILITY. The Period of Employment may be terminated by the Company if the Executive shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six or more consecutive months from the first date of the Executive's absence due to the disability or (ii) nine months during any twelve-month period (a "Disability").

                  (D)      TERMINATION PROCEDURE; ARBITRATION

                           (1)      NOTICE.          (a) Notice of termination
                                    shall be provided in writing by the Company or the Executive, as applicable, and shall specify the date as of which the Executive's employment shall be deemed to have ceased, which date shall in no event be earlier than 60 days or later than 90 days from the date of such notice.

                                                     (b) In the event that the
                                    Company elects to terminate the Executive's employment for Cause, the notice shall also state that the Executive was guilty of conduct set forth in Section 7(A), with the particulars thereof specified in reasonable detail.


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                                                     (c) In the event that the
                                    Executive elects to terminate his employment for Good Reason, the notice shall also specify the reason for such termination, as set forth in Section 7(B), with the particulars thereof specified in reasonable detail, and shall be given, except in the case of a continuing breach, within 10 days after the most recent event giving rise to Good Reason.

                           (2) CURE. In the case of the Executive's allegation of Good Reason, the Company shall be given the opportunity to cure within 30 days from its receipt of the notice, or take all reasonable steps to that end during such 30-day period and thereafter.

                           (3) ARBITRATION. The Company and the Executive will submit to arbitration in accordance with the rules of the American Arbitration Association before a tribunal located in New York City, within three months of the time it arises, any controversy, claim or disagreement arising out of or concerning the interpretation, application, or enforcement of this Agreement.

                                    The decision and award of the arbitrator is intended to be final and binding between the parties and shall be enforceable in any court of competent jurisdiction. The parties agree that, upon the issuance of an arbitrator's decision and award, judgment in any court of competent jurisdiction shall be rendered on the award and entered so as to enforce its provision.

         8.       CONSEQUENCES OF TERMINATION

                  (A) TERMINATION FOR REASON OF DEATH, DISABILITY, BY THE COMPANY OTHER THAN FOR CAUSE, OR BY THE EXECUTIVE FOR GOOD REASON. In the event of a termination of the Executive's employment for reason of death or Disability, or in the event of a termination by the Company of the Executive's employment other than for Cause or by the Executive for Good Reason, the Company shall, as liquidated damages, pay to the Executive and provide him, in lieu of all other rights, remedies, damages and relief to which he might otherwise be entitled under this Agreement, with the benefits described below:

                           (1) SEVERANCE. A lump-sum payment in an amount equal to the Executive's then current base compensation and then current bonus amount for the greater of (i) a one-year period or
                                    (ii) the period ending on the Expiration
                                    Date (the "Severance Period"). For purposes hereof, the Executive's then current bonus amount shall be based upon a 3-year average bonus (or such shorter applicable period) commencing with the Executive's MIP bonus for the fiscal


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                                    year of the Company ending in 2000 and
                                    assuming an annual bonus for the applicable averaging period of at least $400,000.

                           (2) MERGER MIP. A lump-sum payment in an amount equal to the highest amount which the Executive is eligible to receive pursuant to the Merger MIP.

                           (3) EQUITY AWARDS. All outstanding equity awards shall fully and immediately vest and all restrictions shall lapse, and such awards shall be exercisable for a period equal to the later of one year or the Expiration Date (or any such later period provided for in the applicable equity award agreement), subject to the terms of the applicable plan.

                           (4) PERQUISITES. The Executive shall continue to receive, for the Severance Period, the perquisites to which the Executive is entitled under 5(D) above immediately before the Termination Date and such other items (such as personal computers) as the Chief Executive Officer of MONY shall determine. The Company shall provide the reasonable cost of shipping personal files and other personal property of the Executive to the location designated by the Executive.

                           (5) SPLIT DOLLAR POLICY. The Company shall keep in effect, for the life of the Executive, the split-dollar life insurance policy maintained for the Executive immediately prior to the Termination Date. The Company and the Executive shall retain their respective obligations to pay premiums in accordance with the terms of the policy.

                  (B) TERMINATION BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE OTHER THAN FOR GOOD REASON. In the event of a termination by the Company of the Executive's employment for Cause or by the Executive other than for Good Reason, the Executive shall be entitled only to the compensation and benefits required by law upon termination of employment and the benefits otherwise due to the Executive under the applicable plans and programs of the Company, and the benefits under Sections 5(F) and (G) of this Agreement and under
                           Section 8(A)(5) of this Agreement.

                  (C) TIME OF PAYMENT. All lump-sum payments to be made by the Company under this Section 8 shall be made within five days after the Termination Date.


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         9.       ADDITIONAL PAYMENTS

                  (A) GROSS-UP PAYMENT. Anything in this Agreement to the contrary notwithstanding and except as set forth below, if it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive's benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this
                           Section 9) (a "Payment") would be subject the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                           All determinations required to be made under this
                           Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
                           Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the


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                           Company exhausts its remedies pursuant to Section
                           9(B) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive's benefit.

                  (B) NOTIFICATION OF CLAIMS. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but not later than ten business after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                           (i) give the Company any information reasonably requested by the Company relating to such claim,

                           (ii)     take such action in connection with
                                    contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in order to effectively contest such claim, and

                           (iv) permit the Company to participate in any proceeding relating to such claim;

                           provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided,


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                           however, that if the Company directs Executive to pay
                           such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (C) REFUND OF CLAIMS. If, after Executive's receipt of an amount advanced by the Company pursuant to Section 9(B), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(B)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after Executive's receipt of an amount advanced by the Company pursuant to Section 9(B)), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10.      WITHHOLDING

         All payments shall be subject to the withholding of such amounts, if any, relating to tax, excise tax, and other payroll deductions as the Company may determine it should withhold.


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         11.      INDEMNIFICATION AND INSURANCE; LEGAL EXPENSES

                  (A) INDEMNIFICATION AND INSURANCE. The Company will indemnify the Executive (including payment of expenses in advance of final disposition of the proceeding) to the fullest extent permitted by law and the Charter and By-Laws of the Company; and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain for the benefit of its directors and officers, against all costs, charges, and expenses whatsoever incurred by him in connection with any action, suit, or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or affiliates or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

                  (B) LEGAL EXPENSES. In the event of any arbitration (or other action under Section 4(C)) between the Company and the Executive with respect to the subject matter of this Agreement, the Company shall reimburse the Executive, should the Executive prevail in any respect, for all of his reasonable costs and expenses relating to such arbitration including, without limitation, reasonable attorneys' fees and expenses. In no event shall the Executive be required to reimburse the Company for any of the costs or expenses relating to such arbitration.

         12.      NOTICES

         All notices and other communications shall be in writing and shall be sufficiently given when mailed in the continental United States by registered or certified mail or personally delivered to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

         To the Company:                             To the Executive:
         c/o The Advest Group, Inc.                  Grant W. Kurtz
         90 State House Square                       c/o The Advest Group, Inc.
         Hartford, CT 06103                          90 State House Square
         Attn:  General Counsel                      Hartford, CT 06103


         With a copy to:
         MONY
         1740 Broadway
         New York, NY  10019
         Attention:  General Counsel

with an additional copy to the Executive at the home address listed on the signature page hereto (or to such changed address as the Executive may have given by a similar notice).


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         13.      NON-SOLICITATION, NON-HIRE

         During the period commencing on the Merger Date through the Termination Date and for a one-year period immediately following the Termination Date, the Executive will not directly or indirectly (i) solicit or otherwise induce any person employed by the Company to terminate his or her employment with the Company, (ii) hire a current Company employee or field underwriter or (iii) solicit the clients, or customers or active prospects of the Company other than on behalf of the Company.

         14.      BUSINESS GOODWILL

         For one year following the Termination Date, the parties shall make no comments which are adverse to the other party's interests or which reflect negatively on the other party.

         15.      GENERAL PROVISIONS

                  (A) LIMITATION. This Agreement shall not confer any right or impose any obligation on the Executive to continue in the employ of the Company or MONY, or limit the right of the Company, MONY or the Executive to terminate his employment.

                  (B) ASSIGNMENT OF INTEREST. No right to or interest in any payments shall be assignable by the Executive.

                  (C) AMENDMENT, MODIFICATION AND WAIVER. This Agreement may not be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing signed by the Executive and by a duly authorized officer of MONY.

                  (D) ENFORCEABILITY. If any provision of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

                  (E) ENTIRETY OF AGREEMENT. This Agreement and the Change in Control Employment Agreement, dated August 23, 2000, constitute the entire agreement between the parties relating to the subject matter hereof and supersede all other agreements relating to the subject matter hereof, including, without limitation, the Employment Agreement between the Company and the Executive dated October 1, 1997 (as amended April 1,
                           1999) (the "Prior Agreement"), and the Employment Agreement, dated August 23, 2000, between MONY Life Insurance Company ("MONY Life") and the Executive (the "MONY Life Agreement"). MONY Life and the Executive hereby agree that the MONY Life Agreement is null and void and of no effect ab initio. The Change in Control Employment Agreement will be extended in the same manner as such agreements are


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
                           extended for senior executive officers of MONY. If the Merger Agreement is terminated without the Merger Date having occurred, then this Agreement shall be null and void and of no effect ab initio and the Prior Agreement shall continue in effect.

                  (F) CONFLICT OF LAW. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut, without giving effect to the principles of conflict of laws thereof.

                  (G) CONFIDENTIALITY. The parties will treat the terms of this Agreement as confidential.

                  (H) AVAILABILITY. The Executive will make himself available, upon request by the Company, in connection with any proceeding, legal or regulatory, as a witness on behalf of the Company. The Company will pay all reasonable expenses in connection with provision.

                  (I) NON-WAIVER OF BREACH. No action or inaction by the Company shall be deemed in law or equity, to be a waiver of any breach of this Agreement by the Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           THE MONY GROUP INC.


[SEAL]
Attest:                                    By:      ___________________________



___________________________
Secretary

                                           THE ADVEST GROUP, INC.


[SEAL]
Attest:                                    By:      ___________________________



___________________________
Secretary

                                           EXECUTIVE

                                           By:      ___________________________

         IN WITNESS WHEREOF, MONY Life hereby agrees and consents to the provisions applicable to MONY Life set forth in Section 15(E) of this Agreement as of the day and year first above written, it being understood that MONY Life is not a party to this Agreement for purposes of any other provisions hereof.

                                           MONY LIFE INSURANCE COMPANY




                                           By:      ____________________________


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